Exhibit 4.2

SCULPTOR CAPITAL MANAGEMENT, INC.

WARRANT TO PURCHASE CLASS A COMMON STOCK

OR RECEIVE CASH EQUIVALENT AMOUNTS

Warrant No.: A-2

Number of Shares of Class A Common Stock: 3,174,530

Date of Issuance: November 13, 2020 (“Issuance Date”)

Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Delaware Life Insurance Company, the registered holder hereof or its permitted assigns (the “Holder”), is entitled to exercise this Warrant, subject to the terms set forth below, at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), to, at the election of the Company in its sole and absolute discretion, either (x) purchase from the Company, at the Exercise Price (as defined below) then in effect, 3,174,530 fully paid non-assessable shares of Common Stock (as defined below), subject to adjustment as provided herein (the “Warrant Shares”), or (y) receive from the Company an amount of cash equal to the Exercise Time Black-Scholes Value (as defined below) of the portion of this Warrant with respect to which such exercise has been made (a “Cash Equivalent Amount”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Class A Common Stock or Receive Cash Equivalent Amounts (including any Warrants to Purchase Class A Common Stock or Receive Cash Equivalent Amounts issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 14. This Warrant is being issued in connection with the transactions contemplated by (i) that certain Credit and Guaranty Agreement (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of September 25, 2020 among Sculptor Capital LP, a Delaware limited partnership (“Sculptor Capital”), the guarantors party thereto from time to time including Sculptor Advisors LP, a Delaware limited partnership (“Sculptor Advisors”), and Sculptor Advisers II LP, a Delaware limited partnership (“Sculptor Advisors II” and together with Sculptor Capital and Sculptor Advisors, collectively, the “Operating Partnerships”), the lenders party thereto from time to time, and the administrative agent party thereto, as agent for the secured parties thereunder, (ii) the Company’s Registration Statement on Form S-3 (File number 333-238477) (the “Registration Statement”) and (iii) the Company’s prospectus supplement related to the Warrant and Warrant Shares.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise.

(i) Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Subject to prior consultation with the Company, the Holder shall specify in the Exercise Notice whether the Exercise Price will be paid in cash as set forth in this Section 1(a) or by Cashless Exercise (as defined in Section 1(d)). Promptly, and in any event within two (2) Trading Days following the Company’s receipt of an Exercise Notice, the Company shall notify the Holder by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit B (the “Company Election Notice”) whether the applicable exercise will be settled by delivery of Warrant Shares (“Share Settlement”) or by payment of the Cash Equivalent Amount (“Cash Payment”), which election shall be made in the Company’s sole and absolute discretion.

(ii) In the event the Company elects to settle the applicable exercise by Share Settlement and the Exercise Notice in respect of such exercise specified payment of the Exercise Price in cash, then, within one (1) Trading Day following the delivery of the applicable Company Election Notice, the Holder shall make payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds. On or before the first (1st) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice, the Company has delivered the applicable Company Election Notice, and (in the case of a cash exercise) the Holder has paid the Exercise Price due in connection therewith, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice, in the form attached to the Exercise Notice, to the Holder and the Company’s transfer agent (the “Transfer Agent”). So long as the Holder delivers the Aggregate Exercise Price (or has elected a Cashless Exercise in the applicable Exercise Notice) on or prior to the first (1st) Trading Day following the date on which the applicable Company Election Notice has been delivered to the Holder, then on or prior to the later of (i) the second (2nd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case following the first date on which the Exercise Notice has been delivered to the Company, the Company Election Notice has been delivered to the Holder and (in the case of a cash exercise) the Aggregate Exercise Price due thereunder has been paid in full (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”), credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in FAST, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses (including issue or transfer taxes) with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing. Upon delivery of the applicable Company Election Notice and (in the case of a cash exercise) payment by the Holder of the Aggregate Exercise Price due in respect of such exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. No fractional Warrant Shares are to be issued upon any exercise of this Warrant settled by Share Settlement, but rather, as to any fraction of a Warrant Share that would otherwise be issued upon such exercise, the Company shall, at the Company’s election, either (A) pay to the Holder (by wire transfer of immediately available funds to an account or accounts specified by the Holder) an amount in cash equal to the product of (1) such fraction, multiplied by (2) the Closing Sale Price of one share of the Common Stock on applicable exercise date, or (B) round up to the next whole Warrant Share.

(iii) In the event the Company elects to settle the applicable exercise by Cash Payment, the Company shall, within three (3) Trading Day following the delivery of the applicable Company Election Notice, pay to the Holder (by wire transfer of immediately available funds to an account or accounts specified by the Holder) an amount in cash equal to the Cash Equivalent Amount of the number of Warrant Shares as to which this Warrant is then being exercised.

(iv) The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder (until the Holder has purchased all of the Warrant Shares available hereunder or received a Cash Equivalent Amount in respect of all of the Warrant Shares available hereunder (or any combination of thereof) and the Warrant has been exercised in full), nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase, or receive a Cash Equivalent Amount in respect of, the remaining number of Warrant Shares and the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder or received a Cash Equivalent Amount in respect thereof and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within two (2) Trading Days of the date on which the final Exercise Notice is delivered to the Company. If the number of Warrant Shares represented by this Warrant is greater than the number of Warrant Shares being purchased or in respect of which a Cash Equivalent Amount is being received upon an exercise, then the Company shall make a notation within its books and records specifying the number of Warrant Shares remaining available for purchase or in respect of which a Cash Equivalent Amount may be received hereunder following such exercise under the Warrant and this Warrant shall represent the right to purchase (or receive a Cash Equivalent Amount in respect of) only such remaining Warrant Shares as specified in this Section 1(a)(iv). The Company’s obligations to settle the exercise of this Warrant either by Share Settlement or by Cash Payment in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise settled by Share Settlement prior to the Holder’s delivery of the Aggregate Exercise Price (or notice of a Cashless Exercise, if applicable) with respect to such exercise.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $11.93 per share, subject to adjustments as specifically provided herein.

(c) [Reserved].

(d) Cashless Exercise. In the event the Company elects to settle an exercise of this Warrant by Share Settlement, then the Holder may, after consultation with the Company and in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	A * (B – C)
B

For purposes of the foregoing formula:

A=	the total number of Warrant Shares with respect to which this Warrant is then being exercised

B=	as applicable, (i) the Closing Sale Price of one share of the Common Stock on the Trading Day immediately preceding the date of the applicable Exercise Notice if such Exercise Notice is (1) both executed and delivered pursuant to Section 1(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 1(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, or (ii) the Closing Sale Price of the Common Stock on the date of the applicable Exercise Notice if the date of such Exercise Notice is a Trading Day and such Exercise Notice is both executed and delivered pursuant to Section 1(a) hereof on or after the opening of “regular trading hours” on such Trading Day

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares or the Cash Equivalent Amount thereof in respect of any exercise of this Warrant, the Company and the Holder shall cooperate in good faith to resolve such dispute; provided, that the Holder shall have the right during the pendency of any such dispute to rescind any such exercise of this Warrant (it being understood that in the event of any such rescinded exercise, the Holder shall execute such documents and take such other actions as are reasonably necessary to return to the Company any Warrant Shares issued or Cash Equivalent Amount paid in connection with the applicable rescinded exercise).

(f) Required Reserve Amount. So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(f) be reduced other than in connection with any exercise of Warrants or such other event covered by Section 2 below.

(g) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance the Required Reserve Amount, then the Company shall take all such commercially reasonable actions as may be necessary or advisable to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.

2. ADJUSTMENTS.

(a) Subdivisions Or Combinations Of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustments to Exercise Price. If, on or after the Issuance Date and prior to the Expiration Date, the Company shall declare or make any dividend to holders of shares of Common Stock (a “Dividend”), then, in each such case, the per share Exercise Price in effect immediately prior to such Dividend will be reduced by the amount of such per share Dividend less the per share amount of any withholding taxes payable by the Company in respect of such Dividend with respect to the portion of this Warrant, if any, that had not been exercised prior to the record date for such Dividend. Any adjustment under this Section 2(b) shall become effective at the close of business on the payment date of the Dividend.

(c) Fundamental Transactions. The Company shall not enter into or be party to a Fundamental Transaction prior to the Expiration Date unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 2(c), including an agreement to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument, substantially similar in form and substance to this Warrant, which is exercisable for a number of shares of capital stock of such Successor Entity that corresponds to the shares of Common Stock for which this Warrant would have been exercisable prior to the consummation of such Fundamental Transaction (without regard to any applicable limitations the exercise of this Warrant), and with an exercise price which applies the Exercise Price to such shares of capital stock, in each case, taking into account the relative value of the shares of Common Stock for which this Warrant would have been exercisable prior to the consummation of such Fundamental Transaction and such shares of capital stock of the Successor Entity for the purpose of preserving for the Holder the economic value attributable to this Warrant as of immediately prior to the consummation of such Fundamental Transaction. Upon the consummation of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 2(c) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the consummation of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the consummation of the applicable Fundamental Transaction (without regard to any applicable limitations on the exercise of this Warrant). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 2(c) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events. Notwithstanding the foregoing, in the event of a Change of Control prior to the Expiration Date, at the request of the Holder delivered before the 30th day after such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, within five (5) Business Days following the effective date of the Change of Control), an amount equal to the COC Black-Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Change of Control, payable in cash.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Holder on the Issuance Date that:

(a) Organization and Authority. The Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted, to issue and enter into this Warrant and to carry out the transactions contemplated hereby, and (C) except where the failure to do so, individually or in the aggregate, has not had, and would not be reasonably expected to have, a material adverse effect on the business, assets, financial condition or operations of the Company, is qualified to do business and, where applicable is in good standing, in every jurisdiction where such qualification is required.

(b) Valid Issuance of Warrant. This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued. This Warrant constitutes, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) Absence of Conflicts. The execution, delivery and performance by the Company of this Warrant and any Warrant issued in substitution for or replacement of this Warrant does not and will not (A) violate any material provision of applicable law or the organizational documents of the Company, (B) conflict with, result in a breach of, or constitute (with the giving of any notice, the passage of time, or both) a default under any material agreement of the Company or (C) result in or require the creation or imposition of any lien upon any assets of the Company.

4. COVENANTS OF THE COMPANY. The Company covenants and agrees that so long as any Warrant Shares remain issuable hereunder:

(a) Valid Issuance of Warrant Shares. All Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant shall, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all liens, claims or other encumbrances created by the Company.

(b) Rounding; Minimum Adjustments. All calculations under Section 2 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of Section 2 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/100th of a share of Common Stock, or more.

(c) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to Section 2, the Company shall take commercially reasonable efforts, including obtaining regulatory, New York Stock Exchange or other applicable national securities exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon exercise of this Warrant.

(d) Adjustment Rules. Any adjustments pursuant to Section 2 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(e) Withholding. Promptly upon the Company’s request, the Holder shall remit to the Company the full amount of any withholding taxes due upon any adjustment pursuant to Section 2 (or evidence reasonably satisfactory to the Company that a reduced amount of withholding shall apply, together with payment of the reduced amount). This Section 4(e) shall survive the exercise, lapse, transfer, or termination of this Warrant. If there is more than one permissible method to determine the amount of the constructive dividend for tax purposes as reasonably determined by the Company, the Company will select the method that results in the lowest constructive dividend amount.

5. TRANSFER OF WARRANT. For a period of 18 months commencing on the Issuance Date (the “Lock-Up Period”), the Holder shall not sell, transfer, pledge, assign or hypothecate this Warrant or any Warrant Shares issued upon exercise of this Warrant to any Person, or enter into any swap, hedging, short sale, derivative, put, or call agreement that transfers, in whole or in part, any economic consequences of ownership of the Warrant or the Warrant Shares; provided, however, that the Warrant or the Warrant Shares issued upon the exercise of this Warrant may be transferred by the Holder (a) to any Affiliate of the Holder, (b) to any other Person or Persons (x) that are or become party to the Credit Agreement as a “Lender” thereunder or (y) in connection with a transfer of a number of shares of Common Stock issuable upon the exercise of either of the Holder Warrants (or the right to exercise the Holder Warrants in respect thereof) representing at least 50.1% of the aggregate number of shares of Common Stock for which the Holder Warrants are exercisable as of the Issuance Date (determined without regard to any applicable limitations on the exercise of the Holder Warrants during the term thereof and assuming for such purpose that the Company has elected to settle the exercise of this Warrant by Share Settlement) (any such Person in the foregoing clauses (a) and (b), a “Permitted Transferee”); provided that any such Permitted Transferee enters into an equivalent lock-up agreement, pursuant to which such Permitted Transferee agrees to be bound by the terms and conditions set forth herein, including the Lock-Up Period, or (c) in connection with the Company’s completion of a liquidation, merger, share exchange or other similar transaction, with the consent of the Board, which results in all of the stockholders having the right to exchange their shares for cash, securities or other property. Upon the expiration of the Lock-Up Period, subject to compliance with applicable federal and state securities laws and Section 8 hereof, this Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company. If and to the extent that all or any portion of this Warrant is transferred in accordance with this Section 5 to a Person who is not an Affiliate of Delaware Life Insurance Company (a “Non-Affiliate Transferee”), then (i) the Company shall have no right to elect to settle a subsequent exercise by such

Non-Affiliate Transferee of such transferred Warrant (or portion thereof) by Cash Payment and (ii) in connection with such transfer the Company will forthwith issue to such Non-Affiliate Transferee, in lieu of the Warrant that would otherwise be issuable to such Non-Affiliate Transferee pursuant to Section 8, a new warrant, registered as the Holder may request, which new warrant shall represent the right to purchase the number of Warrant Shares being transferred by the Holder to such Non-Affiliate Transferee, shall have an issuance date, as indicated on the face of such new warrant, which is the same as the Issuance Date and otherwise shall be in the form of Warrant No. A-1.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation or by-laws, or through any reorganization, transfer of assets, consolidation, merger, scheme, arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take commercially reasonable actions necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

7. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. The Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. Subject to Section 5, if this Warrant is to be transferred in compliance with the terms hereof, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 5 and Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. Except as otherwise provided pursuant to the last sentence of Section 5, the transferee of such Warrant shall execute a counterpart signature page to this Warrant specifying that such transferee shall thereby be deemed to be the Holder hereof entitled to all rights and subject to all conditions hereunder and the former Holder shall thereafter not have any rights hereunder. Any transfer not made in accordance with the last sentence of Section 5 or this Section 8(a), as applicable, shall be null and void and shall not be given effect for any purposes.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.

(d) Issuance of New Warrants. Except as otherwise provided pursuant to the last sentence of Section 5, whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant. A new Warrant required to be issued pursuant to the last sentence of Section 5 shall comply with the requirements of that sentence.

9. NOTICES. Whenever notice is required to be given under this Warrant, including, without limitation, an Exercise Notice, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to the email address specified in this Section 9 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to the email address specified in this Section 9 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (F) if delivered by facsimile, upon electronic confirmation of delivery of such facsimile, and will be delivered and addressed as follows:

(a) if to the Company, to:

Sculptor Capital Management, Inc.

9 West 57th Street

New York, NY 10019

Attention: David Levine and Julie Siegel

Email: warrantexercise@sculptor.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Craig E. Marcus

Email: craig.marcus@ropesgray.com

(b) if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

11. GOVERNING LAW; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. SEVERABILITY; CONSTRUCTION; HEADINGS. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

14. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

“Bloomberg” means Bloomberg Financial Markets.

“Board” means the Board of Directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Change of Control” has the meaning ascribed to such term in the Credit Agreement as of the Issuance Date.

“Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be deemed to be the fair market value per share of such security as determined in good faith by the independent members of the Board in reliance upon an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose and reasonably acceptable to the Holder (or if there is more than one Holder, a majority in interest of Holders excluding any Holder that is an Affiliate of the Company). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“COC Black-Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OVME” function on Bloomberg determined as of the Trading Day immediately following the first public announcement of the applicable Change of Control, or, if the Change of Control is not publicly announced, the date the Change of Control is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility for the Common Stock equal to the 100-day volatility obtained from the “HVT” function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Change of Control, or, if such Change of Control is not publicly announced, the date such Change of Control occurs or is consummated, (iii) an underlying price per share equal to the greater of (A) the sum of the price per share being offered in cash, if any, plus the per share value of any non-cash consideration, if any, being offered in such Change of Control and (B) the greater of (x) the last Weighted Average Price immediately prior to the public announcement of such Change of Control and (y) the last Weighted Average Price immediately prior to the consummation of such Change of Control, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

“Common Stock” means (i) the Company’s Class A common stock, par value $0.01 per share, and (ii) any capital stock into which such Class A common stock shall have been changed or any capital stock resulting from a reclassification of such Class A common stock.

“Eligible Market” means The New York Stock Exchange, Inc., the NYSE American LLC, The Nasdaq Capital Market, The Nasdaq Global Select Market or The Nasdaq Global Market.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include convertible Indebtedness (as defined in the Credit Agreement) prior to conversion. Notwithstanding anything to the contrary herein, the following shall not constitute Equity Interests: Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Deferred Fund Interests, and PSIs, in each case as defined in the Credit Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Time Black-Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OVME” function on Bloomberg determined as of the date of the Exercise Notice in connection with which this determination is being made, for pricing purposes, and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility for the Common Stock equal to the 100-day volatility obtained from the “HVT” function on Bloomberg as of the date of such Exercise Notice, (iii) an underlying price per share equal to the last Weighted Average Price as of the date of such Exercise Notice, (iv) a zero cost of borrow and (v) a 360 day annualization factor; provided that in the event the date of the applicable Exercise Notice is not a Trading Day, the date used for the applicable determinations made pursuant to this definition shall be the Trading Day immediately preceding the date of such Exercise Notice.

“Expiration Date” means the date that is the tenth (10) year anniversary of the Issuance Date.

“Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X), taken as a whole, to one or more Subject Entities, (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its shares of Common Stock; (B) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Issuance Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company; or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder Warrants” means, collectively, this Warrant and Warrant No. A-1, together with all warrants issued in exchange, transfer or replacement hereof or thereof.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Principal Market” means the New York Stock Exchange.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Company’s primary trading market or quotation system with respect to the Common Stock that is in effect on the date of delivery of an applicable Exercise Notice, which as of the Issuance Date was “T+2”.

“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons with which such Fundamental Transaction shall have been entered into, or in each case, the resulting Parent Entity.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant No. A-1” means that certain Warrant to Purchase Common Stock dated as of November 13, 2020, issued by the Company to the initial Holder of this Warrant (as the same may be amended, restated, modified or supplemented from time to time).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Class A Common Stock or Receive Cash Equivalent Amounts to be duly executed as of the Issuance Date set out above.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Thomas M. Sipp
Name:	Thomas M. Sipp
Title:	Chief Financial Officer and Executive Managing Officer

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE CLASS A COMMON STOCK OR RECEIVE CASH

EQUIVALENT AMOUNTS

SCULPTOR CAPITAL MANAGEMENT, INC.

The undersigned holder hereby exercises the right to purchase shares of Common Stock (“Warrant Shares”) of Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Class A Common Stock or Receive Cash Equivalent Amounts (the “Warrant”). The undersigned holder further hereby confirms that it has consulted with the Company regarding its exercise of this Warrant pursuant to Section 1(a) of the Warrant. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise. The Holder intends that payment of the Exercise Price shall be made as (check appropriate box):

[    ] “Cash Exercise” with respect to Warrant Shares; and/or

[    ]“Cashless Exercise” with respect to Warrant Shares

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $                 to the Company in accordance with the terms of the Warrant.

3. Settlement. The Company shall deliver to the Holder Warrant Shares or pay to the Holder a Cash Equivalent Amount in accordance with the terms of the Warrant.

Date:

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and confirms receipt of the Aggregate Exercise Price (if applicable) and hereby directs the Transfer Agent to issue the above indicated number of shares of Class A Common Stock on or prior to the applicable Share Delivery Date.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:
Name:
Title:

EXHIBIT B

COMPANY ELECTION NOTICE

SCULPTOR CAPITAL MANAGEMENT, INC.

Pursuant to Section 1(a) of that certain Warrant to Purchase Class A Common Stock or Receive Cash Equivalent Amounts (Warrant No. A-2) (the “Warrant”), Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the attached Exercise Notice and makes the determination set forth below with respect to the settlement of the exercise contemplated by such Exercise Notice. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.    Form of Settlement. The Company hereby determines that the exercise contemplated by the attached Exercise Notice shall be settled by (check appropriate box):

[    ] “Share Settlement”; or

[    ] “Cash Payment”

2.    Share Settlement. In the event that the Company has elected to settle the exercise contemplated by the attached Exercise Notice by Share Settlement, such exercise and settlement shall be completed in accordance with the exercise election set forth in such Exercise Notice (i.e., a cash exercise or a cashless exercise, as applicable) and the provisions of Section 1(a) of the Warrant.

3.    Cash Payment. In the event that the Company has elected to settle the exercise contemplated by the attached Exercise Notice by Cash Payment, the Company is delivering to the Holder concurrently herewith its calculation of the Cash Equivalent Amount payable in connection with such settlement.

Date:

SCULPTOR CAPITAL MANAGEMENT, INC.

By:
Name:
Title: